Calculation of Filing Fee Tables
S-8
Global Net Lease, Inc.
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common Stock, $0.01 par value per share, reserved for issuance under the 2025 Omnibus Incentive Compensation Plan	457(a)	7,168,174	$ 7.66	$ 54,908,212.84	0.0001531	$ 8,406.45
Total Offering Amounts:						$ 54,908,212.84		$ 8,406.45
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 8,406.45
Offering Note
[1]	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the "Securities Act"), this registration statement also covers an additional indeterminate amount of shares of common stock, par value $0.01 per share (the "Common Stock"), of Global Net Lease, Inc. (the "Company") that may become issuable under the 2025 Omnibus Incentive Compensation Plan (the "2025 Plan") by reason of certain corporate transactions or events, including any share dividend, share split, recapitalization or any other similar adjustment of the Company's outstanding Common Stock. Represents the aggregate number of shares of Common Stock reserved for issuance under the 2025 Plan. Estimated solely for purposes of calculating the registration fee in accordance with Rules 457(c) and 457(h) of the Securities Act and represents the average of the high and the low prices per share of Common Stock as reported on the New York Stock Exchange on May 21, 2025.